EXHIBIT 99.1

Worthington Steel Reports First Quarter Fiscal 2026 Results

COLUMBUS, Ohio, September 24, 2025 – Worthington Steel, Inc. (NYSE: WS), a market-leading, value-added metals processing company, today reported financial results for the fiscal 2026 first quarter ended August 31, 2025.

First Quarter Highlights (all comparisons to the first quarter of fiscal 2025):

•
Net sales of $872.9 million increased 5% compared to $834.0 million.
•
Operating income of $48.3 million compared to $43.4 million.
•
Net earnings attributable to Worthington Steel of $36.8 million compared to $28.4 million.
•
Net earnings per diluted share attributable to Worthington Steel shareholders of $0.72 compared to $0.56; adjusted net earnings per diluted share attributable to Worthington Steel shareholders of $0.77 compared to $0.56.
•
Adjusted EBIT of $54.9 million compared to $39.4 million.
•
Declared a quarterly dividend of $0.16 per share payable on December 26, 2025, to shareholders of record at the close of business on December 12, 2025.
•
On June 3, 2025, the Company, through its wholly owned subsidiary Tempel Steel Company, LLC (“Tempel”), completed its acquisition of 52% of the issued and outstanding capital stock of S.I.T.E.M. S.p.A., a joint stock company incorporated under the laws of Italy (“Sitem” and, together with its subsidiaries, Stanzwerk AG, Decoup S.A.S. and Sitem Slovakia spol. s r.o., the “Sitem Group”).

“Worthington Steel is off to a strong start in fiscal 2026 driven by disciplined execution in a soft market, resulting in year-over-year volume growth,” said Geoff Gilmore, president and chief executive officer. “This quarter reflects the strength of our base business, our team’s ability to adapt in a dynamic market and the benefits of our transformation mindset. We are especially pleased to welcome the Sitem team into the Worthington Steel family this quarter. Together, we are building on 70 years of industrial heritage while positioning ourselves for long-term growth.”

Financial highlights for the fiscal 2026 period and the comparative period are as follows:

(In millions, except volume and per share amounts)

	1Q 2026	1Q 2025
Volume (tons)	928,866	994,093

Net sales	$872.9	$834.0
Operating income	48.3	43.4
Net earnings attributable to Worthington Steel	36.8	28.4
Adjusted EBIT (Non-GAAP)(1)	54.9	39.4
Equity in net income of unconsolidated affiliate	6.4	1.3

Net earnings per diluted share attributable to Worthington Steel shareholders	$0.72	$0.56
Deemed dividend of redeemable noncontrolling interest (after-tax)	0.01	-
Restructuring and other (income), net per diluted share (after-tax)	(0.01)	-
Acquisition completion bonus payment per diluted share (after-tax)	0.04	-
Deferred tax asset adjustment per diluted share (after-tax)	0.01	-
Adjusted net earnings per diluted share attributable to Worthington Steel shareholders (Non-GAAP)(1)	$0.77	$0.56

(1)
Results in both the current year period and prior year period were impacted by certain items, as further discussed in the Non-GAAP Financial Measures / Supplemental Data section later in this release.

Quarterly Results

Net sales for the first quarter of fiscal 2026 were $872.9 million, an increase of $38.9 million, or 5%, compared to the prior year quarter. The increase was driven primarily by higher direct volumes, and to a lesser extent, slightly higher average direct selling prices. The increases were partially offset by lower toll volumes as well as slightly lower average toll selling prices. Direct tons sold increased by 6%, of which the Sitem Group acquisition accounted for approximately 1% of the increase, and toll volumes decreased 22% in the first quarter of fiscal 2026 compared to the prior year quarter. The decrease in toll volumes was primarily related to softening demand from mill customers as well as lower volumes out of Worthington Samuel Coil Processing (“WSCP”) due to the closure of the toll processing manufacturing facility in Cleveland, Ohio. Direct selling prices increased 1% and toll selling prices decreased 3% in the first quarter of fiscal 2026 compared to the prior year quarter. The mix of direct tons versus toll tons processed was 63% to 37% in the first quarter of fiscal 2026 compared to 56% to 44% in the prior year quarter.

Gross margin increased by $14.8 million over the prior year quarter to $115.2 million. The increase was driven primarily by higher direct spreads and higher direct volumes, partially offset by lower toll margins. Direct spreads, up $23.0 million, were impacted by a $22.2 million favorable change from an estimated $16.6 million inventory holding loss in the prior year quarter to an estimated $5.6 million inventory holding gain in the first quarter of fiscal 2026. Higher direct volumes favorably impacted gross margin by $4.6 million. Toll margins, down $11.0 million, were impacted by an $8.1 million unfavorable impact due to lower volumes and a $2.9 million unfavorable change in toll mix.

Operating income increased $4.9 million from the prior year quarter to $48.3 million. The increase was driven primarily by a $14.8 million increase in gross margin and a $1.0 million gain within restructuring and other (income), net, partially offset by higher selling, general and administrative (“SG&A”) expense. The $10.9 million increase in SG&A expense was primarily due to the acquisition of Sitem Group, which reported $7.9 million of SG&A expenses in the first quarter of fiscal 2026, including a one-time bonus of $4.6 million that was paid to key individuals at the Sitem Group as a result of the successful closing. The incremental increase in SG&A expense was primarily attributable to an increase in compensation partially offset by a decrease in benefits expenses. The restructuring and other (income), net represents a gain on the sale of an asset that was reported within assets held for sale due to the previously announced closure of WSCP’s toll processing manufacturing facility in Cleveland, Ohio. The WSCP joint venture is consolidated with the equity owned by the other joint venture member shown as noncontrolling interest on the Company’s consolidated balance sheets.

Net earnings attributable to Worthington Steel of $36.8 million in the first quarter of fiscal 2026 compares to $28.4 million in the prior year quarter. Net earnings per diluted share attributable to Worthington Steel shareholders of $0.72 per diluted share for its fiscal 2026 first quarter compares to $0.56 per diluted share in the prior year quarter.

Adjusted net earnings attributable to Worthington Steel of $38.9 million in the first quarter of fiscal 2026 compares to $28.4 million in the prior year quarter. Adjusted net earnings per diluted share attributable to Worthington Steel shareholders of $0.77 per diluted share compares to $0.56 per diluted share in the prior year quarter. The first quarter of fiscal 2026 adjusted results exclude a $0.01 per diluted share adjustment due to a deemed dividend of redeemable noncontrolling interest, a $1.8 million after-tax acquisition completion bonus expense, or $0.04 per diluted share, and a $0.8 million deferred tax asset adjustment, or $0.01 per diluted share, offset by a $0.5 million after-tax sale on asset gain within restructuring and other (income), net, or $0.01 per diluted share. The adjustment in the prior year quarter did not have an impact on net earnings attributable to Worthington Steel shareholders.

Balance Sheet, Cash Flow and Capital Allocation

As of August 31, 2025, the Company had cash and cash equivalents of $78.3 million. During the first quarter of fiscal 2026, net cash used in operating activities was $5.0 million compared to net cash provided by operating activities of $54.6 million in the prior year quarter. Investment in property, plant and equipment during the first quarter of fiscal 2026 was $29.4 million compared to $21.5 million in the prior year quarter. Acquisitions, net of cash acquired, during the first quarter of fiscal 2026 was $1.6 million due to the acquisition of Sitem Group. The Company had negative free cash flow (as defined in the Non-GAAP Financial Measures / Supplemental Data section later in this release) of $34.4 million in the first quarter of fiscal 2026 compared to positive free cash flow of $33.1 million in the prior year quarter.

The Company ended the first quarter of fiscal 2026 with debt of $233.4 million and $78.3 million in cash and cash equivalents, resulting in a net debt (as defined in the Non-GAAP Financial Measures / Supplemental Data section later in this release) position of $155.1 million.

Beginning in the first quarter of fiscal 2026, the Sitem Group joint venture is consolidated within the Company’s financial statements. In connection with the Sitem Group acquisition, the Company recorded mezzanine equity on the consolidated balance sheet. Mezzanine equity is comprised of minority interest as well as the value associated with the net put option included within the purchase agreement.

The Company’s board of directors declared a quarterly dividend of $0.16 per common share. The dividend is payable on December 26, 2025, to shareholders of record at the close of business on December 12, 2025.

Conference Call

The Company will review fiscal 2026 first quarter results during its quarterly conference call on September 25, 2025, beginning at 8:30 a.m., Eastern Time. Conference call details are available in the investor section of the Company’s website at www.WorthingtonSteel.com.

About Worthington Steel

Worthington Steel (NYSE:WS) is a metals processor that partners with customers to deliver highly technical and customized solutions. Worthington Steel’s expertise in carbon flat-roll steel processing, electrical steel laminations and tailor welded solutions is driving steel toward a more sustainable future.

As one of the most trusted metals processors in North America, Worthington Steel and its approximately 6,000 employees harness the power of steel to advance our customers’ visions through value-added processing capabilities including galvanizing, pickling, configured blanking, specialty cold reduction, lightweighting and electrical lamination. Headquartered in Columbus, Ohio, Worthington Steel operates 37 facilities in seven states and 10 countries. Following a people-first Philosophy, commitment to sustainability and proven business system, Worthington Steel’s purpose is to generate positive returns by providing trusted and innovative solutions for customers, creating opportunities for employees and strengthening its communities.

Safe Harbor Statement

Selected statements contained in this release constitute “forward-looking statements,” as that term is used in the Private Securities Litigation Reform Act of 1995 (the “Act”). The Company wishes to take advantage of the safe harbor provisions included in the Act. Forward-looking statements reflect the Company’s current expectations, estimates or projections concerning future results or events. These statements are often identified by the use of forward-looking words or phrases such as “believe,” “anticipate,” “may,” “could,” “should,” “would,” “intend,” “plan,” “will,” “likely,” “expect,” “estimate,” “project,” “position,” “strategy,” “target,” “aim,” “seek,” “foresee” and similar words or phrases. These forward-looking statements include, without limitation, statements relating to: future or expected cash positions, liquidity and ability to access financial markets and capital; outlook, strategy or business plans; the anticipated benefits of the Company’s separation from Worthington Enterprises, Inc. (the “Separation”); the expected financial and operational performance of, and future opportunities for, the Company following the Separation; the tax treatment of the Separation transaction; the leadership of the Company following the Separation; future or expected growth, growth potential, forward momentum, performance, competitive position, sales, volumes, cash flows, earnings, margins, balance sheet strengths, debt, financial condition or other financial measures; pricing trends for raw materials and finished goods and the impact of pricing changes; the ability to improve or maintain margins; expected demand or demand trends for the Company or its markets; additions to product lines and opportunities to participate in new markets; expected benefits from transformation and innovation efforts; the ability to improve performance and competitive position at the Company’s operations; anticipated working capital needs, capital expenditures and asset sales; anticipated improvements and efficiencies in costs, operations, sales, inventory management, sourcing and the supply chain and the results thereof; projected profitability potential; the ability to make acquisitions and the projected timing, results, benefits, costs, charges and expenditures related to acquisitions, joint ventures, headcount reductions and facility dispositions, shutdowns and consolidations; projected capacity and the alignment of operations with demand; the ability to operate profitably and generate cash in down markets; the ability to capture and maintain market share and to develop or take advantage of future opportunities, customer initiatives, new businesses, new products and new markets; expectations for Company and customer inventories, jobs and orders; expectations for the economy and markets or improvements therein; expectations for generating improving and sustainable earnings, earnings potential, margins or shareholder value; effects of judicial rulings; the ever-changing effects of the novel coronavirus (“COVID-19”) pandemic and the various responses of governmental and nongovernmental authorities thereto on economies and markets, and on our customers, counterparties, employees and third-party service providers; and other non-historical matters.

Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, those that follow: our ability to successfully realize the anticipated benefits of the Separation; the effect of conditions in national and worldwide financial markets, including inflation, increases in interest rates and economic recession, and with respect to the ability of financial institutions to provide capital; the impact of tariffs, the adoption of trade restrictions affecting the Company’s products or suppliers, a United States withdrawal from or significant renegotiation of trade agreements, the occurrence of trade wars, the closing of border crossings, and other changes in trade regulations or relationships; changing oil prices and/or supply; product demand and pricing; changes in product mix, product substitution and market acceptance of the Company’s products; volatility or fluctuations in the pricing, quality or availability of raw materials (particularly steel), supplies, transportation, utilities, labor and other items required by operations (especially in light of Russia’s invasion of Ukraine); effects of sourcing and supply chain constraints; the outcome of adverse claims experience with respect to workers’ compensation, product recalls or product liability, casualty events or other matters; effects of facility closures and the consolidation of operations; the effect of financial difficulties, consolidation and other changes within the steel, automotive, construction and other industries in which the Company participates; failure to maintain appropriate levels of inventories; financial difficulties (including bankruptcy filings) of original equipment manufacturers, end-users and customers, suppliers, joint venture partners and others with whom the Company does business; the ability to realize targeted expense reductions from headcount reductions, facility closures and other cost reduction efforts; the ability to realize cost savings and operational, sales and sourcing improvements and efficiencies, and other expected benefits from transformation initiatives, on a timely basis; the overall success of, and the ability to integrate, newly acquired businesses and joint ventures, maintain and develop their customers, and achieve synergies and other expected benefits and cost savings therefrom; the ability to realize expected benefits of strategically deployed capital expenditures; capacity levels and efficiencies, within facilities, within major product markets and within the industries in which the Company participates as a whole; the effect of disruption in the business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, labor shortages, interruption in utility services, civil unrest, international conflicts (especially in light of Russia’s invasion of Ukraine), terrorist activities or other causes; changes in customer demand, inventories, spending patterns, product choices, and supplier choices; risks associated with doing business internationally, including economic, political and social instability (especially in light of Russia’s invasion of Ukraine), foreign currency exchange rate exposure and the acceptance of the Company’s products in global markets; the ability to improve and maintain processes and business practices to keep pace with the economic, competitive and technological environment; the effect of inflation, interest rate increases and economic recession, as well as potential adverse impacts as a result of the Inflation Reduction Act of 2022, which may negatively impact the Company’s operations and financial results; deviation of actual results from estimates and/or assumptions used by the Company in the application of its significant accounting policies; the level of imports and import prices in the Company’s markets; the impact of environmental laws and regulations or the actions of the United States Environmental Protection Agency or similar regulators which increase costs or limit the Company’s ability to use or sell certain products; the impact of increasing environmental, greenhouse gas emission and sustainability regulations and considerations; the impact of judicial rulings and governmental regulations, both in the United States and abroad, including those adopted by the United States Securities and Exchange Commission (“SEC”) and other governmental agencies as contemplated by the Coronavirus Aid, Relief and Economic Security (CARES) Act, the Consolidated Appropriations Act, 2021, the American Rescue Plan Act of 2021, and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; the effect of healthcare laws in the United States and potential changes for such laws, which may increase the Company’s healthcare and other costs and negatively impact the Company’s operations and financial results; the effect of tax laws in the United States and potential changes for such laws, which may increase the Company's costs and negatively impact its operations and financial results; cyber security risks; risks associated with artificial intelligence technologies; the effects of privacy and information security laws and standards; the cyclical nature of the steel industry; the Company’s safety performance; the effects of competition and price pressures from competitors; and other risks described from time to time in the Company’s filings with the SEC, including those described in “Part I – Item 1A. – Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2025.

Forward-looking statements should be construed in the light of such risks. The Company notes these factors for investors as contemplated by the Act. It is impossible to predict or identify all potential risk factors. Consequently, you should not consider the foregoing list to be a complete set of all potential risks and uncertainties. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made. The Company does not undertake, and hereby disclaims, any obligation to update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by applicable law.

WORTHINGTON STEEL, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In millions, except per share amounts)

(Unaudited)

	Three Months Ended
	August 31,
	2025	2024
Net sales	$872.9	$834.0
Cost of goods sold	757.7	733.6
Gross margin	115.2	100.4
Selling, general and administrative expense	67.9	57.0
Restructuring and other (income), net	(1.0)	-
Operating income	48.3	43.4
Other income (expense):
Miscellaneous income (expense), net	0.2	(5.9)
Interest expense, net	(2.9)	(2.6)
Equity in net income of unconsolidated affiliate	6.4	1.3
Earnings before income taxes	52.0	36.2
Income tax expense	13.4	4.0
Net earnings	38.6	32.2
Net earnings attributable to noncontrolling interests	1.8	3.8
Net earnings attributable to Worthington Steel	$36.8	$28.4
Deemed dividend of redeemable noncontrolling interest	(0.5)	-
Net earnings attributable to Worthington Steel shareholders	$36.3	$28.4

Basic
Weighted average common shares outstanding	49.6	49.4
Earnings per share attributable to Worthington Steel shareholders	$0.73	$0.57

Diluted
Weighted average common shares outstanding	50.6	50.4
Earnings per share attributable to Worthington Steel shareholders	$0.72	$0.56

Common shares outstanding at end of period	49.6	49.4

Cash dividends declared per share	$0.16	$0.16

WORTHINGTON STEEL, INC.
CONSOLIDATED BALANCE SHEETS
(In millions, except share amounts)

(Unaudited)

	August 31,	May 31,
	2025	2025
Assets
Current assets:
Cash and cash equivalents	$78.3	$38.0
Restricted cash	-	54.9
Receivables, less allowances of $0.4 and $3.8, respectively	490.3	438.7
Inventories
Raw materials	215.1	179.4
Work in process	169.5	165.6
Finished products	93.9	77.0
Total inventories	478.5	422.0
Income taxes receivable	1.6	0.1
Assets held for sale	11.2	11.5
Prepaid expenses and other current assets	88.6	83.3
Total current assets	1,148.5	1,048.5
Investment in unconsolidated affiliate	133.0	126.6
Operating lease right-of-use assets	87.3	72.6
Finance lease right-of-use assets, net of accumulated amortization of $0.5 and $–, respectively	8.4	-
Goodwill	101.7	79.6
Other intangible assets, net of accumulated amortization of $52.4 and $50.3, respectively	90.0	67.9
Deferred tax asset	10.4	11.4
Other assets	8.0	7.0
Property, plant and equipment:
Land	44.2	38.6
Buildings and improvements	217.8	190.4
Machinery and equipment	1,015.6	942.6
Construction in progress	151.7	132.7
Total property, plant and equipment	1,429.3	1,304.3
Less: accumulated depreciation	773.3	756.1
Total property, plant and equipment, net	656.0	548.2
Total assets	$2,243.3	$1,961.8

WORTHINGTON STEEL, INC.
CONSOLIDATED BALANCE SHEETS
(In millions, except share amounts)

(Unaudited)

	August 31,	May 31,
	2025	2025
Liabilities, mezzanine equity, and equity
Current liabilities:
Accounts payable	$385.7	$402.5
Short-term borrowings	160.0	149.2
Accrued compensation, contributions to employee benefit plans and related taxes	54.8	43.0
Dividends payable	9.1	9.3
Other accrued items	24.2	15.3
Current operating lease liabilities	10.6	7.7
Current finance lease liabilities	2.4	-
Income taxes payable	16.5	4.5
Current maturities of long-term debt	30.3	-
Total current liabilities	693.6	631.5
Other liabilities	48.8	32.8
Long-term debt	43.1	2.3
Noncurrent operating lease liabilities	80.9	68.7
Noncurrent finance lease liabilities	6.0	-
Deferred income taxes	40.0	28.6
Total liabilities	912.4	763.9

Mezzanine equity:
Redeemable noncontrolling interest	97.7	-
Total mezzanine equity	97.7	-

Shareholders’ equity - controlling interest:
Preferred shares, without par value; authorized – 1,000,000 shares; no shares issued or outstanding	-	-
Common shares, without par value; authorized – 150,000,000 shares; issued
and outstanding 49,635,244 shares and 49,548,895 shares, respectively	-	-
Additional Paid-in Capital	915.3	913.9
Retained Earnings	192.5	164.2
Accumulated other comprehensive loss, net of taxes of $(2.0) and $(2.0), respectively	(2.9)	(4.0)
Total Shareholders’ equity - controlling interest	1,104.9	1,074.1
Noncontrolling interests	128.3	123.8
Total equity	1,233.2	1,197.9
Total liabilities, mezzanine equity, and equity	$2,243.3	$1,961.8

WORTHINGTON STEEL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

(Unaudited)

	Three Months Ended
	August 31,
	2025	2024
Operating activities:
Net earnings	$38.6	$32.2
Adjustment to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	20.3	16.2
Provision for (benefit from) deferred income taxes	(1.4)	(0.9)
Bad debt income	(0.1)	(0.2)
Equity in net income of unconsolidated affiliate, net of distributions	(6.4)	(1.3)
Net (gain) loss on sale of assets	0.2	0.1
Stock-based compensation	7.4	2.4
Changes in assets and liabilities, net of impact of acquisitions:
Receivables	(15.9)	28.5
Inventories	(16.4)	13.2
Accounts payable	(46.7)	(25.5)
Accrued compensation and employee benefits	(0.2)	(13.2)
Other operating items, net	15.6	3.1
Net cash (used in) provided by operating activities	(5.0)	54.6

Investing activities:
Investment in property, plant and equipment	(29.4)	(21.5)
Acquisitions, net of cash acquired	(1.6)	-
Proceeds from sale of assets, net of selling costs	0.1	-
Net cash used in investing activities	(30.9)	(21.5)

Financing activities:
Proceeds from short-term borrowings, net	15.0	(15.0)
Proceeds from revolving credit facility borrowings - swing loans	437.4	146.6
Repayments of revolving credit facility borrowings - swing loans	(441.6)	(157.4)
Proceeds from long-term debt, net of issuance costs	22.6	-
Principal payments on long-term debt	(2.7)	-
Proceeds from issuance of common shares, net of tax withholdings	(1.6)	(1.6)
Payments to noncontrolling interests	-	(1.9)
Dividends paid	(8.1)	(8.0)
Net cash provided by (used in) financing activities	21.0	(37.3)

Effects of exchange rate changes on cash, cash equivalents, and restricted cash	0.3	-
Decrease in cash, cash equivalents, and restricted cash	(14.6)	(4.2)
Cash, cash equivalents, and restricted cash at beginning of period	92.9	40.2
Cash, cash equivalents, and restricted cash at end of period	$78.3	$36.0

WORTHINGTON STEEL, INC.
NON-GAAP FINANCIAL MEASURES / SUPPLEMENTAL DATA
(In millions, except volume and per share amounts)

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). The Company also presents certain non-GAAP financial measures including (a) adjusted operating income, (b) adjusted earnings before income taxes, (c) adjusted income tax expense, (d) adjusted net earnings attributable to Worthington Steel, (e) adjusted net earnings per diluted share attributable to Worthington Steel shareholders, (f) net earnings before interest and taxes attributable to Worthington Steel (“EBIT”), (g) adjusted net earnings before interest and taxes attributable to Worthington Steel (“adjusted EBIT”), (h) net earnings before interest, taxes, depreciation and amortization attributable to Worthington Steel (“EBITDA”), (i) adjusted net earnings before interest, taxes, depreciation and amortization attributable to Worthington Steel (“adjusted EBITDA”), (j) free cash flow, and (k) total debt less cash and cash equivalents (“net debt”).

These non-GAAP financial measures typically exclude impairment and restructuring charges (gains) but may also exclude other items that management believes are not reflective of, and thus should not be included when evaluating the performance of, the Company’s ongoing operations. Management uses these non-GAAP financial measures to evaluate the Company’s performance, engage in financial and operational planning, and determine incentive compensation and believes these non-GAAP financial measures provide useful information to investors because they provide additional perspective on the performance of the Company’s ongoing operations. Additionally, management believes these non-GAAP financial measures provide useful information to investors because they allow for meaningful comparisons and analysis of trends in the Company’s business and enable investors to evaluate operations and future prospects in the same manner as management.

For the purposes of the subsequent tables, the non-GAAP measures have been adjusted for the items identified below:

•
Deemed dividend of redeemable noncontrolling interest – represents the accretion of the carrying value of the redeemable noncontrolling interest related to the Sitem Group acquisition.
•
Restructuring – restructuring activities consist of items that are not part of the Company's ongoing operations, such as divestitures, closing or consolidating facilities, employee severance (including rationalizing headcount or other significant changes in personnel), and realignment of existing operations (including changes to management structure in response to underlying performance and/or changing market conditions).
•
Tax indemnification adjustment – tax and indemnification adjustments reported in income tax expense and miscellaneous income, net, related to an indemnification agreement with the former owners of Tempel. These adjustments are the result of a first quarter fiscal 2025 favorable tax ruling. The indemnification agreement, which was entered into with the former Tempel owners at the time the Company acquired Tempel, provides protection to the Company from rulings by tax authorities through the acquisition date.
•
Acquisition completion bonus payment – consists of the one-time bonus payment paid to key individuals upon the successful acquisition closing of Sitem Group. The acquisition completion bonus payment was included within SG&A expense.
•
Deferred tax asset adjustment – Tempel’s electrical steel facility in Nagold, Germany, was included as part of the purchase consideration for the Sitem Group acquisition. The contribution resulted in the future disallowance of deferred tax assets located within certain foreign certain tax jurisdictions and resulted in the write-off of the deferred tax assets as well as the recognition of incremental income tax expense. As this impacts income tax, the adjustment does not impact EBIT, EBITDA, adjusted EBIT, or adjusted EBITDA.

The following provides a reconciliation to the non-GAAP financial measures adjusted operating income, adjusted earnings before income taxes, adjusted income tax expense, adjusted net earnings attributable to Worthington Steel and adjusted net earnings per diluted share attributable to Worthington Steel shareholders from the most comparable GAAP measures for the three-month periods ended August 31, 2025, and August 31, 2024.

	Three Months Ended August 31, 2025
	Operating Income	Earnings Before Income Taxes	Income Tax Expense (Benefit)	Net Earnings Attributable to Worthington Steel(1)	Net Earnings per Diluted Share Attributable to Worthington Steel shareholders
GAAP	$48.3	$52.0	$13.4	$36.8	$0.72
Deemed dividend of redeemable noncontrolling interest	-	-	-	-	0.01
Restructuring and other (income), net	(1.0)	(1.0)	(0.1)	(0.5)	(0.01)
Acquisition completion bonus payment	4.6	4.6	0.6	1.8	0.04
Deferred tax asset adjustment	-	-	(0.8)	0.8	0.01
Non-GAAP	$51.9	$55.6	$13.1	$38.9	$0.77

	Three Months Ended August 31, 2024
	Operating Income	Earnings Before Income Taxes	Income Tax Expense	Net Earnings Attributable to Worthington Steel(1)	Net Earnings per Diluted Share Attributable to Worthington Steel shareholders
GAAP	$43.4	$36.2	$4.0	$28.4	$0.56
Tax indemnification adjustment	-	4.4	4.4	-	-
Non-GAAP	$43.4	$40.6	$8.4	$28.4	$0.56

(1)
Excludes the impact of the noncontrolling interest.

To further assist in the analysis of results for the periods presented, the following volume and net sales information for the three-month periods ended August 31, 2025, and August 31, 2024, has been provided along with a reconciliation of the non-GAAP financial measures, EBIT, adjusted EBIT and adjusted EBITDA to the most comparable GAAP measure, which is net earnings attributable to Worthington Steel. Net earnings margin is calculated by dividing net earnings attributable to Worthington Steel by net sales. Adjusted EBIT margin is calculated by dividing adjusted EBIT by net sales. Adjusted EBITDA margin is calculated by dividing adjusted EBITDA by net sales.

	Three Months Ended
	August 31,
(In millions, except volume)	2025	2024
Volume (tons)	928,866	994,093
Net sales	$872.9	$834.0

Net earnings attributable to Worthington Steel	$36.8	$28.4
Interest expense, net	2.9	2.6
Income tax expense	13.4	4.0
EBIT	53.1	35.0
Restructuring and other (income), net(1)	(0.6)	-
Tax indemnification adjustment	-	4.4
Acquisition completion bonus payment(2)	2.4	-
Adjusted EBIT	54.9	39.4
Depreciation and amortization	20.3	16.2
Adjusted EBITDA	$75.2	$55.6

Net earnings margin	4.2%	3.4%
Adjusted EBIT margin	6.3%	4.7%
Adjusted EBITDA margin	8.6%	6.7%

(1)
Excludes the noncontrolling interest portion of restructuring and other (income), net of $(0.4) million in the fiscal 2026 period.
(2)
Excludes the noncontrolling interest portion of the acquisition completion bonus payment of $2.2 million in the fiscal 2026 period.

The table below provides a reconciliation from net earnings attributable to Worthington Steel (the most comparable GAAP financial measure) to the non-GAAP financial measures, EBITDA and adjusted EBITDA, for each of the past five fiscal quarters, the 12 months ended August 31, 2025, and the 12 months ended May 31, 2025.

	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter
	2026	2025	2025	2025	2025
Net earnings attributable to Worthington Steel	$36.8	$55.7	$13.8	$12.8	$28.4
Interest expense, net	2.9	1.0	1.4	2.1	2.6
Income tax expense	13.4	16.2	5.0	3.6	4.0
Depreciation and amortization	20.3	16.9	16.6	16.3	16.2
EBITDA	73.4	89.8	36.8	34.8	51.2
Impairment of assets(1)	-	-	4.6	-	-
Restructuring and other (income) expense, net(2)	(0.6)	1.0	0.5	-	-
Tax indemnification adjustment	-	0.2	-	-	4.4
Pension settlement gain	-	-	-	(2.7)	-
Gain on land sale	-	-	-	(1.5)	-
Gain on Sitem Group purchase derivative	-	(4.0)	-	-	-
Acquisition completion bonus payment(3)	2.4	-	-	-	-
Adjusted EBITDA	$75.2	$87.0	$41.9	$30.6	$55.6

Trailing 12 months adjusted EBITDA	$234.7	$215.1

(1)
Excludes the noncontrolling interest portion of impairment of assets of $2.8 million in the third quarter of fiscal 2025.
(2)
Excludes the noncontrolling interest portion of restructuring and other (income) expense, net of $(0.4) million, $0.7 million, and $0.4 million in the first quarter of fiscal 2026, fourth quarter of fiscal 2025, and third quarter of fiscal 2025, respectively.
(3)
Excludes the noncontrolling interest portion of the acquisition completion bonus payment of $2.2 million in the fiscal 2026 period.

The following provides a reconciliation of net cash provided by operating activities (the most comparable GAAP financial measure) to free cash flow for each of the past five fiscal quarters and the 12 months ended August 31, 2025. Free cash flow is a non-GAAP financial measure that management believes measures the Company’s ability to generate cash beyond what is required for its business operations and capital expenditures.

	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter
	2026	2025	2025	2025	2025
Net cash (used in) provided by operating activities	$(5.0)	$53.9	$53.8	$68.0	$54.6
Investment in property, plant and equipment	(29.4)	(45.5)	(28.6)	(34.8)	(21.5)
Free cash flow	$(34.4)	$8.4	$25.2	$33.2	$33.1

Trailing 12 months free cash flow	$32.4

The following provides a reconciliation of total debt (the most comparable GAAP financial measure) to the non-GAAP financial measure net debt. Net debt is calculated by subtracting cash and cash equivalents from total debt (defined as the aggregate of short-term borrowings, current maturities of long-term debt, and long-term debt). The calculation of net debt as of August 31, 2025, is outlined below.

August 31,
2025
Short-term borrowings	$160.0
Current maturities of long-term debt	30.3
Long-term debt	43.1
Total debt	$233.4
Less: cash and cash equivalents	(78.3)
Net debt	$155.1

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